WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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      FOR RMA New York Municipal Money Fund


For filing period ended December 31, 1995       Exhibit 77M
File number 811-3946

The Combined Proxy Statement and Prospectus (the "Proxy Statement") included in the Registrant's Registration Statement on Form N-14 filed with the Securities and Exchange Commission through EDGAR on September 6, 1995, (Accession No. : 889812-95-000482), is incorporated herein by reference in response to this Sub-Item. The transaction described in the Proxy Statement was consummated on November 13, 1995. Pursuant to state law, no vote of the Registrant's shareholders was required. Actions required by applicable state law, such as the registration of additional shares of the Registrant under certain Blue Sky laws, either have been or will be effected in accordance with such laws. Another registered investment company party to the transaction, PaineWebber/Kidder, Peabody Municipal Money Market Series -
New York Series ( a series of PaineWebber/Kidder, Peabody Municipal Money Market Series) described in the Proxy Statement was part of a series or multiple portfolio company the other series or portfolios of which continue to exist; therefore, that other series or multiple portfolio company does not intend to deregister with the Commission under the Investment Company Act of 1940, as amended.





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